Exhibit 10.35

ANTHERA PHARMACEUTICALS, INC.

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (the “Agreement”) is being entered into by Anthera Pharmaceuticals, Inc. (the “Company”) and Paul F. Truex (the “Executive”) as of the 27th day of December, 2012 (the “Effective Date”).

WHEREAS, the purpose of this Agreement is to provide the Company with the ability to retain valuable cash assets in the near term and to provide the Executive with the ability to defer all or a portion of his annual cash compensation to which he would otherwise be entitled to receive on a current basis from the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.             Election to Defer.

(a)           General.1  The Executive may elect in advance to defer the receipt of some or all of his Base Annual Salary and/or Annual Bonus (collectively, the “Eligible Compensation”) from the Company.  To make such an election, the Executive must execute and deliver to the Compensation Committee of the Board of Directors of the Company (the “Committee”) an election form specifying the percentage of his Base Annual Salary he wishes to defer and/or the percentage of his Annual Bonus he wishes to defer.  Any election under this paragraph shall apply only to Eligible Compensation that is earned with respect to services to be performed on or after the start of the next calendar year beginning after the Company receives and accepts such election.2  An election shall remain in effect from year to year, until a new election becomes effective with respect to Eligible Compensation payable in the next calendar year.  The Executive may revoke his deferral election with respect to Eligible Compensation that is payable in the next calendar year beginning after receipt and acceptance by the Company of his written revocation.

(b)           2013 Election Only.  No later than 30 days after the Effective Date, the Executive may file a deferral election applicable to Eligible Compensation that is otherwise payable for services performed in 2013, but such election may only relate to Eligible Compensation that will be earned with respect to services to be performed subsequent to the election (the “Initial Election”).

2.             Deferred Account.  Upon the Committee’s acceptance of a deferral election from the Executive, the Committee shall establish the Account.  The Executive shall at all times be 100% vested in the Account.

1     FICA must still be paid currently on deferred amounts.  Company to do a “top hat” filing.

2     An election with respect to an annual bonus, for example, must be made before the services related to the bonus are performed.  For example, any bonus related to 2014 services is likely not payable until 2015, but the election relating to such bonus would have to be made before December 31, 2013.

3.             Period of Deferral.  All amounts credited to the Account shall continue to be deferred until the first to occur of (i) the date specified in the Executive’s Initial Election; (ii) the date of the Executive’s “separation from service” (as defined in Section 409A of the Code including the regulations issued thereunder (“Section 409A”)) determined in accordance with the presumptions set forth in Treasury Regulations Section 1.409A-1(h); (iii) the date the Executive dies; (iv) the date the Executive becomes “disabled” (as defined in Section 409A); or (v) the date of a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A).  The first of (i) through (v) to occur shall be the “End of the Deferral Period.”

4.             Payment.  Subject to Section 8 hereof, all amounts credited to the Executive’s Account shall be paid in cash to the Executive, or his designated beneficiary (or beneficiaries) or estate, in a single lump sum within 14 days after the End of the Deferral Period.

5.             Designation of Beneficiary.  The Executive may designate one or more beneficiaries to receive payments from his Account in the event of his death.  A designation of beneficiary may apply to a specified percentage of his Account.  Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company.  If there is no effective designation of beneficiary, or if no beneficiary survives the Executive, the estate of the Executive shall be deemed to be the beneficiary.

6.             Nontransferability of Rights.  During the Executive’s lifetime, any payment under this Agreement shall be made only to him.  No sum or other interest under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by the Executive or any beneficiary to do so shall be void.  No interest under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the Executive or beneficiary entitled thereto.  Notwithstanding the foregoing, the Company may make payments to an individual other than the Executive to the extent required by a domestic relations order.

7.             Company’s Obligations to Be Unfunded and Unsecured.  The Account maintained under this Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder.  The Executive shall not have any interest in any particular assets of the Company by reason of the right to receive payment under this Agreement, and the Executive shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.

8.             Section 409A of the Code.  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  The parties intend that this Agreement will be administered in accordance with Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9.             Amendment and Termination.  This Agreement may be amended by a written instrument signed by the Company and the Executive.  No amendment shall accelerate or further defer or otherwise modify the terms of payment to be made hereunder except as permitted by Section 409A of the Code.  The Company reserves the right to terminate this Agreement; provided, however, that any such termination will not reduce the amount previously credited to the Account.

10.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

11.           Status.  This Agreement is intended to provide deferred compensation for a select member of management or highly compensated employee for purposes of ERISA.

12.           Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

(a)           “Account” means a credit on the records of the Company equal to the sum of the cumulative amount of Eligible Compensation deferred by the Executive plus Credited Interest.  The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Executive, or his or her designated beneficiary.

(b)           “Annual Bonus” means any compensation, in addition to Base Annual Salary, payable to the Executive under the Company’s annual bonus and cash incentive plans, excluding stock and equity-based awards, which the Committee, in its sole discretion, determines to be Eligible Compensation.

(c)           “Base Annual Salary” means the annual cash compensation which would be required to be reported (if not deferred) on the Executive’s Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, restricted stock, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, and automobile and other allowances paid to the Executive for employment services rendered (whether or not such allowances are included in the Executive’s gross income).

(d)           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(e)           “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

Agreed to and executed this 27th day of December, 2012.

ANTHERA PHARMACEUTICALS, INC.

By:	/s/ May Liu
Name: May Liu Title: VP Finance

EXECUTIVE

By:	/s/Paul F. Truex
Name: Paul F. Truex Title: Chief Executive Officer